News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666 ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR-END RESULTS

Long Beach, California (February 22, 2006) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the fourth quarter and year ended December 31, 2005.

Net income for the fourth quarter ended December 31, 2005, was $10.7 million, or $0.38 per diluted share, compared with net income of $16.3 million, or $0.58 per diluted share, for the quarter ended December 31, 2004. Net income for the year ended December 31, 2005, was $27.6 million, or $0.98 per diluted share, compared with net income of $55.8 million, or $2.04 per diluted share, for the year ended December 31, 2004.

The Company’s fourth quarter results include expense of approximately $3.7 million ($0.08 per diluted share) recognized in connection with certain provider disputes and a benefit (reduced expense) of approximately $4.5 million ($0.10 per diluted share) related to a reduction in the Company’s estimated claims liability at June 30, 2005.

The downward revision of the estimated claims liability at June 30, 2005, is consistent with the Company’s reserve methodology, which seeks to maintain a constant margin for adverse development in all of its claims liability estimates. The Company continues to believe that claims reserves as of June 30, 2005, and December 31, 2005, are adequate.

Sequentially, the Company’s days in claims payable increased to 55 days at December 31, 2005, from 52 days at September 30, 2005, 50 days at June 30, 2005, and 54 days at December 31, 2004.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “As reflected in our improved results, we are making progress on our previously announced operational objectives. We believe our initiatives to control costs and utilization are producing meaningful results. We are pleased with this improvement in the level of our performance, but are far from satisfied. We expect to further benefit from our cost control initiatives as they more fully take effect in 2006.”

Update on Medical Care Cost Issues
In its 2005 second quarter earnings release, the Company identified four issues that were adversely affecting medical care costs. An update on these issues follows:

•
Increased hospital costs. An analysis of the Company’s medical cost and utilization trends conducted at year-end confirms that hospital costs were more favorable in the second half of 2005 than in the first half. The more favorable cost trends in the second half of the year appear to be the result of improvements in both utilization and unit costs.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

•	Increased costs from catastrophic cases. Catastrophic cases declined during the second half of 2005 when compared with the first half of the year.

•
Increased maternity costs in Michigan and Washington. The Company continues to believe that the revenue it receives for providing maternity services in Washington and Michigan is not commensurate with the costs of providing such services.

•	Increased outpatient costs. The Company’s analysis of claims and utilization trends confirms that outpatient costs were more favorable in the second half of 2005 than in the first half of the year.

In response to these issues, the Company has implemented a number of initiatives to better control medical costs. The Company believes that those initiatives already implemented have modestly contributed to the improved results in the second half of 2005. In particular, the Company believes that the following actions have contributed to lowered medical cost trends in the second half of 2005:

•	Utilization of more cost-effective hospitals where such facilities are available;
•	Enhanced monitoring of utilization at hospitals where more cost-effective alternatives are not available;
•	Increased investment in medical and utilization management resources;
•	Implementation of risk sharing arrangements with the Company’s state payors;
•	Adjustment of premium rates to reflect the increased cost of providing care to specific member populations; and
•	Increased oversight of the Company’s claims payment process.

Nevertheless, the Company can give no assurances that the improved performance is not at least partially the result of factors beyond the Company’s control, nor can it give any assurances that the improved medical cost trends will continue.

Financial Results - Comparison of Quarters Ended December 31, 2005 and 2004
Premium revenue for the fourth quarter of 2005 was $418.7 million, representing an increase of $45.9 million, or 12.3%, over 2004 premium revenue of $372.8 million. Membership growth (attributable to acquisitions in California, which closed on June 1, 2005, the start-up of the Company’s Indiana HMO in 2005 and increased membership in Washington) was the primary driver of the increase in premium revenue.

Medical care costs as a percentage of premium and other operating revenue (the medical care ratio) increased to 84.7% in the fourth quarter of 2005 from 84.2% in the fourth quarter of 2004. Medical care costs increased in absolute terms to $355.7 million in the fourth quarter of 2005 from $314.9 million in the fourth quarter of 2004. Increased hospital and specialty costs were the primary reason for deterioration in medical costs.

Salary, general and administrative expenses were $45.7 million for the fourth quarter of 2005, representing 10.8% of total revenue, as compared with $31.2 million, or 8.3% of total revenue, for the fourth quarter of 2004. Core SG&A (defined as SG&A expenses less premium taxes) increased to 8.3% of total revenue in the fourth quarter of 2005 as compared with 5.6% in the fourth quarter of 2004. The increase in core SG&A was due to investments in infrastructure, administrative expenses associated with the Company’s development of its Medicare Advantage Special Needs Plans and administrative costs associated with the Company’s Indiana, Ohio and Texas start-ups.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

Depreciation and amortization expense increased by $1.3 million when compared with the fourth quarter of 2004. Increased amortization expense due to the Company’s acquisitions in California (which closed on June 1, 2005) contributed $0.6 million to the increase in deprecation and amortization. Depreciation increased as a result of investment in infrastructure, principally at the Company’s corporate offices.

Investment income increased by $2.0 million, or 146%, in the fourth quarter of 2005 as compared with 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the fourth quarter of 2005 based upon an effective tax rate of 38.1% as compared with an effective tax rate of 37.5% in the fourth quarter of 2004.

Financial Results - Comparison of Years Ended December 31, 2005 and 2004
Premium revenue for the year ended December 31, 2005, was $1,636.0 million, representing an increase of $469.1 million, or 40.2%, over premium revenue for the year ended December 31, 2004, of $1,166.9 million. Membership growth, principally due to acquisitions, is the primary source of the increase in premium revenue for the year ended December 31, 2005.

Medical care costs as a percentage of premium and other operating revenue increased to 86.9% in the year ended December 31, 2005, from 84.1% in the year ended December 31, 2004. Medical care costs increased in absolute terms to $1,424.9 million in the year ended December 31, 2005, from $984.7 million in the year ended December 31, 2004. Increased hospital and specialty costs were the primary reason for deterioration in medical costs.

Salary, general and administrative expenses were $163.3 million for the year ended December 31, 2005, representing 9.9% of total revenue, as compared with $94.2 million, or 8.0% of total revenue, for the year ended December 31, 2004. Core SG&A increased to 7.1% of total revenue in the year ended December 31, 2005, as compared with 5.9% in the prior year.

Depreciation and amortization expense increased by $6.3 million for the year ended December 31, 2005, as compared with 2004. Amortization expense increased by $3.4 million as a result of acquisitions. Depreciation increased as a result of investment in infrastructure, principally at the Company’s corporate offices.

Investment income increased by $5.9 million, or 141%, in the year ended December 31, 2005, as compared with 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized for the year ended December 31, 2005, based upon an effective tax rate of 37.1% as compared with an effective tax rate of 36.4% for the year ended December 31, 2004.

Cash Flow
Operating activities provided $34.6 million and $97.3 million in cash for the quarter and year ended December 31, 2005, respectively. While net cash provided by operating activities fluctuates principally due to the timing of premium receipts and claims payments, the Company believes that over time net cash provided by operating activities is approximately equal to the sum of net income and depreciation and amortization. Increases in claims payable contributed $18.0 and $57.1 million to net cash provided by operating activities for the quarter and year ended December 31, 2005, respectively.

At December 31, 2005, the Company had consolidated cash and investments of approximately $352.6 million.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

Membership
The following table details the Company’s membership by state at December 31, 2005, September 30, 2005, and December 31, 2004:

	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004
California	321,000	333,000	253,000
Indiana	24,000	21,000	-
Michigan	144,000	145,000	158,000
New Mexico	60,000	62,000	65,000
Ohio	N/A1	-	-
Utah	59,000	56,000	49,000
Washington	285,000	287,000	263,000
Total	893,000	904,000	788,000

1 Enrollment in the Company’s Ohio HMO at December 31, 2005, was less than 250 members.

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the periods indicated:

	Quarter Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2005	2004	2005	2004
California	971,000	1,006,000	747,000	3,569,000	2,989,000
Indiana	70,000	59,000	-	149,000	-
Michigan	436,000	441,000	479,000	1,811,000	1,272,000
New Mexico	181,000	183,000	195,000	734,000	391,000
Ohio	N/A1	-	-	-	-
Utah	176,000	164,000	148,000	668,000	576,000
Washington	862,000	856,000	788,000	3,383,000	2,851,000
Total	2,696,000	2,709,000	2,357,000	10,314,000	8,079,000

1 Enrollment in the Company’s Ohio HMO at December 31, 2005, was less than 250 members.

Conference Call
The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, February 22. The number to call for this interactive conference call is 212-676-5262. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Ohio, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,” “expect(s),” “believe(s),” “anticipate(s),” “plan(s),” “project(s),” “estimate(s),” “intend(s),” “assume(s),” and similar words and expressions.  In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the Company’s ability to identify and address medical care cost issues and to address them successfully through its medical care cost control initiatives; the Company’s ability to accurately estimate incurred but not reported medical costs; high dollar claims related to catastrophic illness; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; entering into a final one-year extension of the Medi-Cal contract of Molina Healthcare of California for Riverside and San Bernardino Counties and receiving the award upon remand of the long-term contracts for Riverside and/or San Bernardino Counties; the successful renewal and continuation of the government contracts of the Company’s health plans; the favorable resolution or settlement of pending litigation or arbitration; the implementation of announced rate increases; the Company’s ability to obtain regulatory approvals for acquisitions or to successfully integrate its completed acquisitions, including new members and providers; the ability to enter into more favorable hospital or provider contracts; the availability of financing to fund the Company’s acquisitions; membership eligibility processes and methodologies; changes in healthcare practices, technologies, or utilization patterns; changes in federal or state laws or regulations or the interpretation thereof; risks associated with the Company’s start-up operations in new states; disasters or epidemics; and other risks and uncertainties as detailed in  the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent the Company’s judgment as of the date of February 22, 2006.  The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue:
Premium revenue	$418,656	$372,766	$1,636,006	$1,166,870
Other operating revenue	1,183	1,236	3,878	4,168
Total premium and other operating revenue	419,839	374,002	1,639,884	1,171,038
Investment income	3,382	1,375	10,174	4,230
Total revenue	423,221	375,377	1,650,058	1,175,268

Expenses:
Medical care costs:
Medical services	69,821	62,505	271,769	222,168
Hospital and specialty services	239,163	213,985	977,781	643,074
Pharmacy	42,990	38,413	169,590	119,444
Provider settlements	3,682	-	5,732	-
Total medical care costs	355,656	314,903	1,424,872	984,686

Salary, general and administrative expenses	45,731	31,208	163,342	94,150
Loss contract charge (1)	-	-	939	-
Depreciation and amortization	4,256	2,978	15,125	8,869
Total expenses	405,643	349,089	1,604,278	1,087,705
Operating income	17,578	26,288	45,780	87,563

Other income (expense):
Interest expense	(241)	(256)	(1,529)	(1,049)
Other, net (2)	-	27	(400)	1,171
Total other income (expense)	(241)	(229)	(1,929)	122
Income before income taxes	17,337	26,059	43,851	87,685
Income tax expense	6,605	9,773	16,255	31,912
Net income	$10,732	$16,286	$27,596	$55,773

Net income per share:
Basic	$0.39	$0.59	$1.00	$2.07
Diluted	$0.38	$0.58	$0.98	$0.94

Weighted average number of common shares and
potentially dilutive common shares outstanding	28,062,000	27,897,000	28,023,000	27,342,000

Operating Statistics:
Medical care ratio (3)	84.7%	84.2%	86.9%	84.1%
Salary, general and administrative expense
ratio (4), excluding premium taxes	8.3%	5.6%	7.1%	5.9%
Premium taxes included in salary,
general and administrative expenses	2.5%	2.7%	2.8%	2.1%
Total salary, general and
administrative expense ratio	10.8%	8.3%	9.9%	8.0%

Members (5)	893,000	788,000
Days in claims payable	55	54

(1)	Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2)
For the year ended December 31, 2005, includes a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005. For the year ended December 31, 2004, includes $1.162 million in income arising from the termination of a split dollar life insurance arrangement between the Company and a related party.

(3)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(4)	Salary, general and administrative expense ratio represents such expenses as a percentage of total revenue.
(5)	Number of members at end of period.

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Dec. 31,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$249,203	$228,071
Investments	103,437	88,530
Receivables	70,532	65,430
Income tax receivable	3,014	-
Deferred income taxes	2,339	3,981
Prepaid and other current assets	10,321	8,306
Total current assets	438,846	394,318
Property and equipment, net	31,794	25,826
Goodwill and intangible assets, net	124,914	98,727
Restricted investments	18,242	10,847
Other assets	8,018	4,141
Total assets	$621,814	$533,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$217,354	$160,210
Accounts payable and accrued liabilities	32,060	22,966
Net liability for commercial membership sale	200	1,676
Income taxes payable	-	7,110
Current maturities of long-term debt	-	171
Total current liabilities	249,614	192,133
Long-term debt, less current maturities	-	1,723
Deferred income taxes	4,796	5,315
Other long-term liabilities	4,554	4,066
Total liabilities	258,964	203,237

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 27,792,360 shares at December 31, 2005,
and 27,602,443 shares at December 31, 2004	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	-	-
Additional paid-in capital	162,693	157,666
Accumulated other comprehensive income (loss)	(629)	(234)
Retained earnings	221,148	193,552
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	362,850	330,622
Total liabilities and stockholders’ equity	$621,814	$533,859

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31,
	2005	2004
Operating activities:
Net income	$27,596	$55,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,125	8,869
Loss on disposal of assets	297	-
Amortization of capitalized credit facility fees	718	628
Deferred income taxes	1,705	2,175
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	1,872	3,854
Stock-based compensation	1,283	179
Changes in operating assets and liabilities:
Receivables	(5,102)	(3,641)
Prepaid and other current assets	(1,866)	(2,049)
Medical claims and benefits payable	57,144	23,121
Deferred revenue	803	(687)
Accounts payable and accrued liabilities	6,665	5,196
Income taxes payable or receivable	(8,982)	(2,369)
Net cash provided by operating activities	97,258	91,049

Investing activities:
Purchases of equipment	(13,960)	(10,765)
Purchases of investments	(63,774)	(440,208)
Sales and maturities of investments	48,227	450,039
Net cash paid in purchase transactions	(40,866)	(51,766)
Increase in restricted cash	(1,706)	(1,062)
Other long-term liabilities	488	644
Advances to related parties and other assets	(4,513)	3,099
Net cash used in investing activities	(76,104)	(50,019)

Financing activities:
Borrowing under credit facility	3,100	-
Repayment of borrowing under credit facility		(3,100)
Issuance of common stock	-	47,282
Repayments of debt acquired in acquisition	-	(5,819)
Issuance (repayment) of mortgage note	(1,302)	1,302
Principal payments on capital lease obligations and mortgage note	(592)	(74)
Proceeds from exercise of stock options and employee stock purchases	1,872	2,500
Net cash provided by financing activities	(22)	45,191
Net (decrease) increase in cash and cash equivalents	21,132	86,221
Cash and cash equivalents at beginning of period	228,071	141,850
Cash and cash equivalents at end of period	$249,203	$228,071

-MORE-

MOH Announces Fourth Quarter and Year-End Results

February 22, 2006

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the year ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004
Balances at beginning of period	$160,210	$105,540
Components of medical care costs related to:
Current year	1,424,406	990,007
Prior years	466	(5,321)
Total medical care costs	1,424,872	984,686
Payments for medical care costs related to:
Current year	1,216,593	839,663
Prior years	151,135	90,353
Total paid	1,367,728	930,016
Balances at end of period	$217,354	$160,210

-END-